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                                                                     EXHIBIT 5.1


                          [COOLEY GODWARD LETTERHEAD]





December 5, 1997


Bolder Technologies Corporation
4403 Table Mountain Parkway
Golden, Colorado  80403


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Bolder Technologies Corporation (the "Registrant") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of (i) up to 336,200 shares of the Registrant's Series A Convertible Preferred Stock, par value $.001 per share (the "Preferred Shares"), (ii) up to 453,870 shares of the Registrant's Common Stock, par value $.001 per share, issuable as dividends on the Preferred Shares, and (iii) an indeterminate number of shares of the Registrant's Common Stock, par value $.001 per share, issuable upon conversion of the Preferred Shares (all such shares being hereinafter collectively referred to as the "Shares").

In connection with this opinion, we have (i) examined the Registration Statement and the related Prospectus, and (ii) reviewed the Registrant's Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We also have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.



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We consent to the filing of this opinion as an exhibit to the Registration
Statement.

Very truly yours,

Cooley Godward LLP



By:  /s/ James H. Carroll
   ---------------------------
     James H. Carroll